Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 333-106044 and Form S-8, File No. 333-109409) of Metrocall Holdings, Inc. of our report dated March 12, 2004, with respect to the consolidated financial statements and schedule of Metrocall Holdings, Inc. included in this Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

McLean, VA
March 19, 2004